Exhibit 1


                            CERTIFICATE OF ADJUSTMENT


         This is to certify pursuant to Section 12 of the Rights Agreement, dated as of July 12, 1996, as amended (the "Rights Agreement"), between ConAgra, Inc., a Delaware corporation (the "Company") and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, that:

I.       Statement of Facts.

         At its July 11, 1997 meeting, the Company's Board of Directors declared a two-for-one split of the shares of common stock, par value $5.00 per share, of the Company (the "Common Stock"), to be effected in the form of a stock dividend (the "Distribution") on October 1, 1997 to holders of record of the Common Stock on September 5, 1997.

II.      Adjustments Pursuant to the Rights Agreement.

         Pursuant to the provisions of the Sections 11(n) of the Rights Agreement effective, as of October 1, 1997, the Right associated with each share of Common Stock is hereby adjusted so that one-half Right shall be associated with each share of Common Stock outstanding immediately after the Distribution.


Dated this 1st day of October, 1997.


                                             CONAGRA, INC.

                                                /s/ J. P. O'Donnell
                                             By:___________________________
                                                Name:  J. P. O'Donnell
                                                Title: Executive Vice President,
                                                       Chief Financial Officer
                                                       Corporate Secretary


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